                                                                    EXHIBIT 10.9















                            STOCK PURCHASE AGREEMENT


                            dated as of March 9, 1998

                                     between

                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                       and

                         SYKES HEALTHPLAN SERVICES, INC.



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                                TABLE OF CONTENTS

                                                                           PAGE

                                    ARTICLE I

                               CERTAIN DEFINITIONS

SECTION 1.01. Certain Defined Terms........................................  1

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.01. Purchase and Sale............................................  5
SECTION 2.02. Purchase Price...............................................  5
SECTION 2.03. Closing......................................................  7

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01. Incorporation and Authority of the Seller....................  8
SECTION 3.02. Incorporation and Qualification of the Company...............  8
SECTION 3.03. Capital Stock of the Company.................................  8
SECTION 3.04. No Conflict..................................................  9
SECTION 3.05. Consents and Approvals.......................................  9
SECTION 3.06. Financial Information........................................  9
SECTION 3.07. Litigation...................................................  9
SECTION 3.08. Material Contracts........................................... 10
SECTION 3.09. Compliance with Laws......................................... 10
SECTION 3.10. Real Property................................................ 11
SECTION 3.11. Tangible Personal Property................................... 11
SECTION 3.12. Employee Benefit Matters..................................... 12
SECTION 3.13. Transactions with Affiliates................................. 13
SECTION 3.14. No Adverse Changes........................................... 13
SECTION 3.15. Taxes........................................................ 13
SECTION 3.16. Brokers...................................................... 14
SECTION 3.17. Subsidiaries................................................. 14
SECTION 3.18. Environmental and Employee Safety Matters.................... 15
SECTION 3.19. Intellectual Property........................................ 15
SECTION 3.20. Insurance Policies........................................... 16
SECTION 3.21. Certain Business Practices................................... 16
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                                        i

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
SECTION 3.22. No Misrepresentations........................................ 16

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Incorporation and Authority of the Purchaser................. 16
SECTION 4.02. No Conflict.................................................. 16
SECTION 4.03. Absence of Litigation........................................ 17
SECTION 4.04. Consents and Approvals....................................... 17
SECTION 4.05. Restricted Securities........................................ 17
SECTION 4.06. Investment Purpose........................................... 17
SECTION 4.07. Financing.................................................... 17
SECTION 4.08. Brokers...................................................... 17
SECTION 4.09. No Misrepresentations........................................ 17

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing..................... 18
SECTION 5.02. Investigation................................................ 18
SECTION 5.03. Access to Information........................................ 19
SECTION 5.04. Books and Records............................................ 20
SECTION 5.05. Confidentiality.............................................. 20
SECTION 5.06. Regulatory and Other Authorizations; Consents................ 20
SECTION 5.07. No Solicitation.............................................. 20
SECTION 5.08. Intellectual Property........................................ 21
SECTION 5.09. Transitional Systems Support Services........................ 21
SECTION 5.10. Further Action............................................... 21
SECTION 5.11. Covenant Not to Compete...................................... 21
SECTION 5.12. LegalCare.................................................... 22
SECTION 5.13. Prudential Health Care Pharmacy Services..................... 22

                                   ARTICLE VI

                                EMPLOYEE MATTERS

SECTION 6.01. Continuation of Benefits..................................... 22
SECTION 6.02. Severance Agreements......................................... 23
SECTION 6.03. Succession................................................... 23
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                                       ii

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
SECTION 6.04. Survival..................................................... 23

                                   ARTICLE VII

                                   TAX MATTERS

SECTION 7.01. Indemnity.................................................... 23
SECTION 7.02. Returns and Payments......................................... 24
SECTION 7.03. Refunds...................................................... 25
SECTION 7.04. Contests..................................................... 25
SECTION 7.05. Certain Audit Adjustments.................................... 26
SECTION 7.06. Cooperation and Exchange of Information...................... 27
SECTION 7.07. Conveyance Taxes............................................. 27
SECTION 7.08. Miscellaneous................................................ 27
SECTION 7.09. Section 338(h)(10) Election.................................. 28

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Seller...................... 28
SECTION 8.02. Conditions to Obligations of the Purchaser................... 29

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

SECTION 9.01. Survival..................................................... 30
SECTION 9.02. Indemnification by the Purchaser............................. 30
SECTION 9.03. Indemnification by the Seller................................ 32

                                    ARTICLE X

                             TERMINATION AND WAIVER

SECTION 10.01. Termination................................................. 35
SECTION 10.02. Effect of Termination....................................... 35
SECTION 10.03. Waiver...................................................... 35
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                                       iii

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                                   ARTICLE XI

                               GENERAL PROVISIONS

SECTION 11.01. Expenses.................................................... 35
SECTION 11.02. Notices..................................................... 35
SECTION 11.03. Public Announcements........................................ 36
SECTION 11.04. Interpretation.............................................. 37
SECTION 11.05. Severability................................................ 37
SECTION 11.06. Disclosure Schedule......................................... 37
SECTION 11.07. Entire Agreement............................................ 37
SECTION 11.08. Assignment.................................................. 37
SECTION 11.09. No Third-Party Beneficiaries................................ 37
SECTION 11.10. Amendment................................................... 37
SECTION 11.11. Governing Law............................................... 37
SECTION 11.12. Counterparts................................................ 38


EXHIBITS
--------
1.01(C)  -        Reference Balance Sheet

5.09     -        Form of Transitional Systems

7.09(a)  -        Asset Allocation

8.01(f)  -        Form of Assignment Agreement

         STOCK PURCHASE AGREEMENT dated as of March 9, 1998 between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a mutual insurance company domiciled in the State of New Jersey (the "SELLER"), and SYKES HEALTHPLAN SERVICES, INC., a Florida corporation (the "PURCHASER").

                                   WITNESSETH:

         WHEREAS, the Seller owns all the authorized, issued and outstanding shares of common stock, par value $10.00 per share (the "SHARES"), of Prudential Service Bureau, Inc., a Kentucky corporation (the "COMPANY"); and

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares on the terms and subject to the conditions as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows.

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

                  "ADJUSTMENT" has the meaning specified in Section 7.05.

                  "AFFILIATE" of a specified Person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

                  "BOOK VALUE" means the excess of total assets over total liabilities, each as reflected in the corresponding line items of any specified balance sheet.

                  "BUSINESS" means the business of the Company as conducted through the date hereof of providing health and welfare benefits administration, including (i) flexible spending account administration,
         (ii) benefit plan administration, (iii) COBRA administration, (iv) life insurance record keeping and (v) various other administration services.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "CLOSING" has the meaning, specified in Section 2.03(a).

                  "CLOSING BALANCE SHEET" has the meaning specified in Section 2.02(c)(i).


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                                                                               2


                  "CLOSING DATE" has the meaning specified in Section 2.03(a).

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

                  "CONFIDENTIALITY AGREEMENT" has the meaning specified in
         Section 5.05.

                  "CONTEST" has the meaning specified in Section 7.04(b).

                  "CURRENT EMPLOYEE" means any employee employed by the Company as of the Closing Date.

                  "DEPOSIT" has the meaning specified in Section 2.02(b).

                  "DESIGNATED AMOUNT" means $100,000.

                  "DISCLOSURE SCHEDULE" means the Disclosure Schedule dated as of the date hereof delivered to the Purchaser by the Seller.

                  "ENCUMBRANCE" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "FORMER EMPLOYEE" means any person who, as of the Closing Date, has a colorable claim to a benefit under any Plan or under any employment or compensation arrangement.

                  "GAAP" means United States generally accepted accounting principles in effect as of the date of this Agreement.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INDEPENDENT ACCOUNTING FIRM" has the meaning specified in
         Section 2.02(c)(iv)(A).

                  "INTELLECTUAL PROPERTY" has the meaning specified in Section 5.08.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

                  "KNOWLEDGE OF THE SELLER" means actual knowledge of the President, Comptroller and any Senior Vice President of the Company.

                  "LEGALCARE PURCHASERS" has the meaning specified in Section 5.12.

                  "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "MATERIAL ADVERSE EFFECT" means any change in, or effect on, the Business as currently conducted by the Company that is or is reasonably likely to be materially adverse to the results of operations or the financial condition of the Company after giving effect to this Agreement and the transactions contemplated hereby.

                  "MATERIAL CONTRACTS" has the meaning specified in Section 3.08(a).

                  "MULTIEMPLOYER PLAN" has the meaning specified in Section 3.12(b).

                  "MULTIPLE EMPLOYER PLAN" has the meaning specified in Section 3.12(b).

                  "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, person (including a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or other entity.

                  "PLANS" has the meaning specified in Section 3.12(a).

                  "PURCHASE PRICE" has the meaning specified in Section 2.02(a).

                  "PURCHASER'S ACCOUNTANTS" has the meaning specified in Section 2.02(c)(iv)(A).

                  "RAYMOND JAMES" means Raymond James & Associates, Inc.

                  "REFERENCE BALANCE SHEET" means the unaudited pro forma balance sheet of the Company, including the notes thereto, reflected on
         Exhibit 1.01(c) attached hereto.

                  "REQUIRED APPROVALS" has the meaning specified in Section
         3.09.

                  "RETAINED LIABILITIES" has the meaning specified in Section 9.03(a)(ii).

                  "RETURNS" has the meaning specified in Section 3.15.

                  "SELLER'S ACCOUNTANTS" means Price Waterhouse LLP.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SUBSIDIARY" of any Person means any corporation, limited liability company, partnership, joint venture, trust, association or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "TANGIBLE PERSONAL PROPERTY" means machinery, equipment, vehicles and other tangible personal property.

                  "TAX" or "TAXES" means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

                  "TRANSITIONAL SYSTEMS SUPPORT SERVICES AGREEMENT" means the Transitional Systems Support Services Agreement substantially in the form attached hereto as Exhibit 5.09.

                  "TREASURY REGULATION" means any applicable final or temporary regulation promulgated under the Internal Revenue Code.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, on the Closing Date, the Shares.

         SECTION 2.02. PURCHASE PRICE. (a) The aggregate purchase price (the "PURCHASE PRICE") for the Shares is $50,000,000, payable as provided in Section 2.03(c), subject to any adjustment required by Section 2.02(c).

         (b) In connection with the execution of a Letter of Intent between the parties dated February 26, 1998, the Purchaser delivered to the Seller a non-refundable deposit of $2.0 million cash (the "DEPOSIT")to be credited against the Purchase Price. If the transactions contemplated by this Agreement are not consummated for any reason (other than a termination of this Agreement pursuant to Section 10.01(c) or a termination on account of Seller's failure to fulfill any obligation under this Agreement that has been the cause of, or has resulted in, the failure of the Closing to occur prior to the date specified in
Section 10.01(b)), the Seller shall be entitled to retain the Deposit.

         (c) The Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2.02(c).

                  (i) CLOSING BALANCE SHEET. As soon as practicable, but in any event within 90 calendar days following the Closing Date, the Seller shall deliver to the Purchaser an audited balance sheet (and the related notes and schedules thereto) of the Company (the "CLOSING BALANCE SHEET")as of the Closing Date, together with the report thereon of the Seller's Accountants, stating that the Closing Balance Sheet fairly presents the financial position of the Company at the Closing Date in conformity with GAAP applied on a basis consistent with those applied in the preparation of the Reference Balance Sheet, subject to the adjustments and exceptions set forth in Section 3.06. Certain of such adjustments were made to exclude the assets and liabilities related to fulfillment center activities, which the Purchaser and the Seller agree shall remain with the Company after the Closing. The Closing Balance Sheet will reflect the retention by the Company of fulfillment center activities.

                  (ii) COOPERATION. During the preparation of the Closing Balance Sheet by the Seller and the period of any dispute referred to in Section 2.02(c)(iv), the Purchaser, upon reasonable notice, shall provide the Seller and Seller's Accountants full access to the books, records, facilities and employees of the Purchaser, the Company and its successors, if any, and shall cooperate fully with Seller's Accountants, in each case to the extent reasonably required by the Seller and Seller's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business and (B) the Purchaser shall not be required to supply the Seller with any information which the Purchaser shall be under a legal obligation not to supply.

                  (iii) PURCHASE PRICE ADJUSTMENT. Subject to the limitation set forth in Section 2.02(c)(iv)(C), within 10 Business Days after the date of receipt by the Purchaser of the Closing Balance Sheet:

                  (A) in the event that the Book Value of the Company reflected on the Closing Balance Sheet is less than $11.3 million by at least the Designated Amount, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, in immediately available funds, an amount equal to such deficiency over the Designated Amount; and

                  (B) in the event that the Book Value of the Company reflected on the Closing Balance Sheet exceeds $11.3 million by at least the Designated Amount, the Purchaser shall pay to the Seller, as an adjustment to the Purchase Price, in immediately available funds, an amount equal to such excess over the Designated Amount.

                  (iv) DISPUTES. (A) The Purchaser may dispute any amounts reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to reduce the Book Value of the Company reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with GAAP applied on a basis consistent with those applied in the preparation of the Reference Balance Sheet, with only such deviations from such generally accepted principles as are referred to in the notes to the Reference Balance Sheet or in accordance with the pro forma adjustments described therein; provided, however, that the Purchaser shall notify the Seller and Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 20 Business Days of the Purchaser's receipt of the Closing Balance Sheet. In the event of such a dispute, Arthur Andersen LLP ("PURCHASER'S ACCOUNTANTS") and Seller's Accountants shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by Purchaser's Accountants and Seller's Accountants leaves in dispute amounts the net effect of which in the aggregate would not be to reduce the Book Value of the Company reflected on the Closing Balance Sheet by at least the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved in favor of the amounts set forth on the Closing Balance Sheet, and such resolution shall be final, binding and conclusive on the parties hereto. If Purchaser's Accountants and Seller's Accountants are unable to reach a resolution with such effect, Purchaser's Accountants and Seller's Accountants shall submit the items remaining in dispute that the Purchaser shall be entitled to dispute by the terms of this Section 2.02(c)(iv) for resolution to an independent accounting firm of national reputation as may be mutually acceptable to the Seller and the Purchaser (the "INDEPENDENT ACCOUNTING FIRM"), which shall, within 30 Business Days of such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                  (B) No adjustment to any amount payable by the Seller or the Purchaser pursuant to Section 2.02(c)(iii) shall be made with respect to amounts disputed by the Purchaser pursuant to this Section 2.02(c)(iv), unless the net effect of the amounts successfully disputed by the Purchaser in the aggregate is to reduce the Book Value of the Company reflected on the Closing Balance Sheet by at least the Designated Amount, in which case such adjustment shall only be made in an amount equal to any excess over the Designated Amount.

                  (C) Any amount that is subject to dispute under this Section 2.02(c)(iv) shall be paid by the Seller or the Purchaser, as the case may be, in immediately available funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

                  (D) In acting under this Agreement, Seller's Accountants, Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

                  (v) INTEREST. Any payment required to be made by the Seller or the Purchaser pursuant to Section 2.02(c)(iii) shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by the Morgan Guaranty Trust Company in New York, New York from time to time as its reference rate from the Closing Date to the date of such payment plus 2.0%.

         SECTION 2.03. CLOSING. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York (the "CLOSING")at 10:00 a.m., local time, on the third Business Day following expiration or termination of the applicable waiting periods under the HSR Act or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE"). The Seller and the Purchaser shall use their commercially reasonable efforts to effectuate the Closing on or before March 31, 1998.

         (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and (ii) a certificate of the Seller pursuant to Section 8.02(a).

         (c) At the Closing, the Purchaser shall deliver to the Seller (i) the Purchase Price, less the Deposit, by wire transfer in immediately available funds to an account designated by the Seller in writing at least two Business Days prior to the Closing Date and (ii) a certificate of the Purchaser pursuant to Section 8.01(a).

         (d) Notwithstanding Section 2.02, such sale and purchase of the Shares shall be deemed for all purposes to have taken place as of the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows:

         SECTION 3.01. INCORPORATION AND AUTHORITY OF THE SELLER. The Seller is a mutual insurance company domiciled, validly existing and in good standing under the laws of the State of New Jersey and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally.

         SECTION 3.02. INCORPORATION AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kentucky and has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the Business as it is now being conducted by the Company. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

         SECTION 3.03. CAPITAL STOCK OF THE COMPANY. The Shares constitute all the authorized, issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the

Company obligating the Company to issue, transfer or sell any of its shares of capital stock or securities convertible into or exchangeable for such shares of capital stock. The Seller owns the Shares, free and clear of all Encumbrances, except for any Encumbrances arising out of, under or in connection with this Agreement.

         SECTION 3.04. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate or conflict with the organizational documents of the Seller, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, the Company or the Business that is material to the operation of the Business, or (c) except as set forth in
Section 3.04(c) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the assets or properties of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company is a party or by which any of such assets or properties is bound or affected.

         SECTION 3.05. CONSENTS AND APPROVALS. The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in Section 3.05 of the Disclosure Schedule,
(b) the notification requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Seller from performing any of its material obligations under this Agreement or would not have a Material Adverse Effect and
(d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

         SECTION 3.06. FINANCIAL INFORMATION. The Reference Balance Sheet was prepared in accordance with GAAP subject (i) to one exception, the reclassification of an intracompany note payable to shareholder's equity and
(ii) to a series of adjustments referred to in the notes set forth on Exhibit l.01(c), which relate to liabilities being assumed by Seller and intercompany activity between the Company and other areas of Seller. Subject to the above statements, the Reference Balance Sheet fairly presents in all material respects the Company's financial position as of December 31, 1997, and no material liability of the Company that is required in accordance with GAAP to be reflected on the Reference Balance Sheet is not reflected on the Reference Balance Sheet.

         SECTION 3.07. LITIGATION. Except as set forth in Section 3.07 of the Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against the Company or any of its assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority or body. Except as set forth in Section 3.07 of the Disclosure Schedule, neither the Company nor any of its assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award.

         SECTION 3.08. MATERIAL CONTRACTS. (a) Section 3.08(a) of the Disclosure Schedule lists each of the following contracts of the Company (such contracts being "MATERIAL CONTRACTS"):

                  (i) the twenty contracts with customers of the Company projected as of the date of this Agreement to generate the greatest amount of 1998 revenues;

                  (ii) all existing software license agreements utilized in the Business which involve an aggregate payment or commitment per contract on the part of the counterparty or counterparties thereto of more than $10,000 per annum (exclusive of such licenses used in connection with the services to be provided pursuant to the Transitional Systems Support Services Agreement);

                  (iii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                  (iv) all other contracts (excluding leases listed in Section 3.10(a) of the Disclosure Schedule) to which the Company or its affiliates are a party made other than in the ordinary course of business which are material to the Business as a whole.

                  (v) all existing contracts that obligate the Company for an amount in excess of $50,000 per annum.

                  (vi) all contracts or agreements that limit the ability of the Company to compete in any line of business or with any person or entity in any geographic area or during any period of time.

         (b) Except as described in Section 3.08(b) of the Disclosure Schedule, each Material Contract necessary to carry on the Business as currently conducted is, to the knowledge of the Seller, valid and binding and in full force and effect. Except as set forth in Section 3.08(a)(i) of the Disclosure Schedule, each of the customer contracts listed in Section 3.08(a)(i) of the Disclosure Schedule is terminable with notice of 90 days or less and the Seller makes no representation that such customers will not exercise their right to terminate. The Company is not in material default under the terms of any Material Contract.

         SECTION 3.09. COMPLIANCE WITH LAWS. Except as set forth in Section 3.09(a) of the Disclosure Schedule, the Company has or has effected all material permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all Federal, state and local laws, authorities and agencies, that are required to enable the Company to carry on the Business as currently conducted (collectively, the "REQUIRED APPROVALS").

All the Required Approvals are in full force and effect and no suspension of them is, to the knowledge of the Seller, threatened. The Company is not in material violation of any applicable material ordinance, law, rule, regulation, order, judgment or decree, except as set forth in Section 3.09(b) of the Disclosure Schedule. Section 3.09(c) of the Disclosure Schedule sets forth each state in which the Company is currently licensed as a third party administrator or in which such license is pending.

         SECTION 3.10. REAL PROPERTY. (a) Section 3.10(a) of the Disclosure Schedule lists (i) each parcel of real property leased by the Company from a third person and each material parcel of real property currently leased by the Company to a third person and (ii) the identity of the lessor and lessee of each such parcel of real property.

         (b) The Company has made available to the Purchaser copies of the leases and subleases set forth in Section 3.10(a) of the Disclosure Schedule. Except as (i) described in Section 3.10(b) of the Disclosure Schedule, or (ii) as would not materially adversely affect the present use of such property or as would not have a Material Adverse Effect, with respect to each such lease or sublease:

                  (i) such lease or sublease is in full force and effect and is a legal, valid and binding obligation of the Company and is enforceable by the Company in accordance with its terms;

                  (ii) the Company is in peaceful and undisturbed possession of the space and/or estate under such lease or sublease; and, to the knowledge of the Seller, no rights adverse to the rights of the Company have been asserted by any third persons; and

                  (iii) no notice of default under such lease or sublease has been received by the Company which is still in effect; and the Company is not in material breach or default of any such lease or sublease, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

         SECTION 3.11. TANGIBLE PERSONAL PROPERTY. (a) Except for changes made in the ordinary course of business since the date of the Reference Balance Sheet, the Company owns the Tangible Personal Property reflected on the Reference Balance Sheet, free and clear of all Encumbrances, except (i) as described in Section 3.11(a) of the Disclosure Schedule, (ii) Encumbrances incurred in the ordinary course of business, (iii) Encumbrances for Taxes and assessments not yet payable, (iv) Encumbrances for Taxes, assessments and charges and other governmental claims the validity of which are being contested in good faith as set forth in Section 3.11(a) of the Disclosure Schedule, and
(v) Encumbrances and imperfections of title the existence of which, individually or in the aggregate, do not materially adversely affect the present use of such Tangible Personal Property or do not have a Material Adverse Effect.

         (b) Except (i) as described in Section 3.11(b) of the Disclosure Schedule, or (ii) as would not materially adversely affect the present use of the Tangible Personal Property leased by the Company or as would not have a Material Adverse Effect, with respect to each such lease:

                  (A) such lease is in full force and effect and is a legal, valid and binding obligation of the Company and is enforceable by the Company in accordance with its terms;

                  (B) the Company is in peaceful and undisturbed possession of the Tangible Personal Property subject to such lease; and

                  (C) there has been no notice of default under any lease received by the Company which is still in effect; and the Company is not in material breach or default of any such lease, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit the termination, modification or acceleration of such lease.

         SECTION 3.12. EMPLOYEE BENEFIT MATTERS. (a) Section 3.12(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other employee benefit plans, programs or arrangements, and all material employment or compensation agreements, in each case for the benefit of, or relating to, current employees and former employees of the Company (collectively, the "PLANS").

         (b) Except as disclosed in Section-3.12(b) of the Disclosure Schedule, none of the. Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN").

         (c) To the knowledge of the Seller, all Plans are in compliance in all material respects with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any of the Plans.

         (d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Internal Revenue Code and, to the knowledge of the Seller, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Internal Revenue Code.

         (e) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation or any "withdrawal liability" within the meaning of Section 4201 of ERISA, in either case relating to any Plan or any pension plan maintained by any company which would be treated as a single employer with the Company, under Section 4001 of ERISA.

         (f) The Seller has made available to the Purchaser full and complete copies of all Plans and, where applicable, summary plan descriptions as filed pursuant to ERISA with respect to the Plans

         (g) To the knowledge of the Seller, no claim, lawsuit, arbitration, or other action (other than routine claims for benefits) has been threatened, asserted, or instituted against any Plan, any trustee or fiduciaries thereof, the Company, or any of the assets of any trust maintained under any Plan.

         SECTION 3.13. TRANSACTIONS WITH AFFILIATES. Except as set forth in
Section 3.13 of the Disclosure Schedule, on the Closing Date, the Company is not a party to any material written contract, lease or agreement with the Seller (or any affiliate of the Seller), including any material written contract, lease or agreement pursuant to which the Company is obligated to pay money or provide goods, services or property for use in or in connection with the Business.

         SECTION 3.14. NO ADVERSE CHANGES. Since the date of the Reference Balance Sheet, except as contemplated by this Agreement, (i) there have been no events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; (ii) the Company has conducted the Business in the ordinary course of business and consistent with past practice;
(iii) the Company has not increased the salary of any officer (except in the ordinary course of business, consistent with past practices); (iv) the Company has not waived any material rights that could reasonably be expected to have a Material Adverse Effect; and (v) the Company has not made any distribution to its shareholder.

         SECTION 3.15. TAXES. (a) Except as set forth in Section 3.15(a) of the Disclosure Schedule and except for such matters that would not have a Material Adverse Effect,

                  (i) to the Seller's knowledge, the Company has timely filed or been included in, or will timely file or be included in, all returns required to be filed by it or in which it is required to be included with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Seller or the Company;

                  (ii) all Taxes shown to be payable on such returns have been paid or will be paid;

                  (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company;

                  (iv) the Company has not received any written notification from an authority in a jurisdiction where the Company does not file Tax returns, reports, declarations, claims for refund, forms, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendment thereof ("RETURNS"), that it is or may be subject to taxation by that jurisdiction;

                  (v) there are no security interests in any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

                  (vi) there is no waiver by the Company that is currently in effect of any statute of limitations in respect of Taxes (other than income Tax) or any agreement that is currently in effect to an extension of time with respect to a Tax (other than income Tax) assessment or deficiency:

                  (vii) the Company is not and has never been a party to any Tax allocation or sharing agreement or arrangement other than any such agreement or arrangement that will be terminated as of the Closing Date pursuant to Section 7.08(c);

                  (viii) the Company has not filed a consent under Internal Revenue Code ss.341(f) concerning collapsible corporations;

                  (ix) as of the date hereof, no Internal Revenue Code ss.481 adjustment will be required to be taken into account by the Company on any federal income Return for any period ending after the Closing Date; and

                  (x) as of the date hereof, the Company is not the holder of any debt obligations as to which it will be required to report imputed interest income under any provision of the Internal Revenue Code or report income under the installment method described in Internal Revenue Code ss.453.

         (b) Section 3.15(b) of the Disclosure Schedule lists all Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, lists all such Returns that have been audited, and lists all such Returns that currently are the subject of audit.

         SECTION 3.16. BROKERS. Except for Raymond James, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Raymond James.

         SECTION 3.17. SUBSIDIARIES. The Company has no subsidiaries.

         SECTION 3.18. ENVIRONMENTAL AND EMPLOYEE SAFETY MATTERS. (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, to the knowledge of the Seller, the Company and its affiliates have complied, in all material respects, with all Environmental, Health, and Safety Laws related to the conduct of the Business, and no action, suit, proceedings, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where such non-compliance would not have a Material Adverse Effect. Without limiting the generality of the preceding sentence, the Company and its affiliates have obtained, and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws related to the conduct of the Business.

         (b) There are no conditions existing prior to the Closing and caused by the Seller at any of the leased premises of the Company which could subject the Seller to any environmental Liability which would have a Material Adverse Effect.

         (c) To the knowledge of the Seller, all properties and equipment used in the Business of the Company are free of underground storage tanks, underground injection wells, radioactive materials. asbestos and PCB's.

         (d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, there are no environmental reports, assessments, audits or studies relating to the Company or to any property currently or formerly owned (within the last five years), operated or leased by the Company that are either in the possession or control of the Company.

         SECTION 3.19. INTELLECTUAL PROPERTY. (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property set forth on Section 3.19 of the Disclosure Schedule. Except as set forth in Section 5.08 of this Agreement, each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder shall be owned or available for use by the Company on substantially similar terms and conditions immediately subsequent to the Closing hereunder.

         (b) The Company has not materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

         (c) Notwithstanding the foregoing, no representation, express or implied, is made herein as to the planning, research and development and/or implementation of computer software and systems currently utilized or contemplated to be utilized by the Company in connection with the operation of the Business, including representations as to the adequacy, capabilities and fitness of the foregoing for their intended or contemplated purpose.

         SECTION 3.20. INSURANCE POLICIES. Section 3.20 of the Disclosure Schedule sets forth a summary description of all insurance policies with respect to the Company. The Company has complied with all the provisions of such policies in all material respects, and the policies are in full force and effect. Such policies provide coverage in amounts and covering such rights as are adequate in accordance with customary industry practice.

         SECTION 3.21. CERTAIN BUSINESS PRACTICES. The Company has not made, and, to the knowledge of the Seller, no officers, directors, employees, consultants, agents or representatives of the Company have made, directly or indirectly, with respect to the Business, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

         SECTION 3.22. NO MISREPRESENTATIONS. None of the representations and warranties of the Seller set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to render the same not misleading.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         SECTION 4.01. INCORPORATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and with active status under the laws of Florida and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         SECTION 4.02. NO CONFLICT. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the Articles of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its respective subsidiaries is a party or by which any of such assets or properties is bound or affected, which would have, or is reasonably likely to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. ABSENCE OF LITIGATION. There are no claims, actions, proceedings or investigations, either at law or in equity, pending or, to the knowledge of the Purchaser, threatened which seek to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect, restrict or delay the Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 4.04. CONSENTS AND APPROVALS. The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in a writing delivered to the Seller by the Purchaser on the date hereof, (b) the notification requirements of the HSR Act,
(c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement and (d) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

         SECTION 4.05. RESTRICTED SECURITIES. The Purchaser understands and agrees that the Shares have not been registered under the Securities Act or any state securities laws, and that the Shares may not be resold without registration under the Securities Act and any applicable state securities laws or pursuant to an exemption therefrom.

         SECTION 4.06. INVESTMENT PURPOSE. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution or other disposition thereof.

         SECTION 4.07. FINANCING. The Purchaser has readily available sufficient funds necessary to consummate the transactions contemplated by this Agreement.

         SECTION 4.08. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         SECTION 4.09. NO MISREPRESENTATIONS. None of the representations and warranties of the Purchaser set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to render the same not misleading.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING.
 (a) The Seller covenants and agrees that, between the date hereof and the Closing Date, it shall not permit the Company to conduct the Business other than in the ordinary course and consistent with its prior practice except as described in Section 5.01 of the Disclosure Schedule. As an amplification of the foregoing, the Seller agrees, except as described in Section 5.01 of the Disclosure Schedule or as consented to by the Purchaser, it will not permit the Company, prior to the Closing, to (i) change its accounting methods, principles or practices, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Shares or redeem, repurchase or otherwise acquire any equity securities issued by the Company, (iii) revalue any of its assets, including writing off notes or accounts receivable, other than in the ordinary course of business, (iv) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Company, except in the ordinary course of business consistent with past practice or as may be required by law or (v) enter into any employment or severance agreement with any of its employees or establish, adopt, or enter into any collective bargaining agreement.

         (b) The Seller covenants and agrees that, prior to the Closing, it will cause the Company to use commercially reasonable efforts to preserve intact the business organization of the Business, to keep available to the Purchaser the services of substantially all of the employees of the Company (but the Seller shall have no liability to the Purchaser for the failure to keep the services of any employees who voluntarily resign from employment by the Company).

         (c) Except in connection with the name change of the Seller as contemplated in Section 5.08, the Seller covenants and agrees that, prior to the Closing, it will not permit the Company to amend its Certificate of Incorporation or By-laws or merge or consolidate, or obligate itself to do so, with or into any other entity, without the prior written consent of the Purchaser.

         (d) Prior to the Closing, the Seller shall confer, to the extent reasonably practicable, with the Purchaser on a regular basis and report on significant operational matters and material decisions affecting the Business.

         SECTION 5.02. INVESTIGATION. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Business,
(ii) has been furnished with or given adequate access to such information about the Company and the Business, as it has requested, and (iii) will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers or representatives, or hold the Seller or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Seller, the representations and warranties contained in this Agreement) furnished by the Seller or such persons concerning the Seller, the Company and the Business.

         (b) In connection with the Purchaser's investigation of the Company and the Business, the Purchaser received from the Seller certain estimates, projections and other forecasts for the Company, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its affiliates or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers or representatives, or hold the Seller or any such persons liable with respect thereto. Accordingly, the Seller makes no representation or warranty, either express or implied, with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.02.

         SECTION 5.03. ACCESS TO INFORMATION. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause each of its and each of the Company's officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company, the Seller or any of its affiliates or subsidiaries.

         (b) In order to facilitate the resolution of any claims made by or against or incurred by the Seller prior to the Closing for six years, after the Closing, upon reasonable notice, the Purchaser shall (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser and the Company with respect to the Business, (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding the Business as the Seller may from time to time reasonably request and (iii) make available to the Seller the employees of the Company or the Purchaser whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser or any of its affiliates or subsidiaries.

         SECTION 5.04. BOOKS AND RECORDS. (a) The Purchaser agrees that it shall preserve and keep all books and records of the Company in the Purchaser's possession for a period of at least six years from the Closing Date. After such six-year period, before the Purchaser shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such six-year period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

         (b) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Company or the Business, and such information is in the possession of the other party hereto, such party agrees to use its commercially reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

         SECTION 5.05. CONFIDENTIALITY. The terms of the letter agreement dated as of December 5, 1997 (the "CONFIDENTIALITY AGREEMENT") between the Seller and the Purchaser are hereby incorporated by reference and shall continue in full force and effect for a period of one year after the Closing, and at the end of such time the Confidentiality Agreement and the obligations of the Purchaser under this Section 5.05 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such Information.

         SECTION 5.06. REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS. Each party hereto will use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

         SECTION 5.07. NO SOLICITATION. For a period of one year following the Closing, (a) the Seller shall not, directly or indirectly, actively solicit or induce any member of senior management of the Company to leave such employment and become an employee of the Seller or any of its affiliates and, (b) the Purchaser and the Company shall not, directly or indirectly, actively solicit or induce any member of senior management of the Seller or any affiliate of the

Seller to leave such employment and become an employee of the Purchaser or any of its affiliates; provided, however, that nothing in this Section 5.07 shall prohibit the Seller or any of its affiliates or the Purchaser or any of its affiliates from employing any person (i) who contacts them on his or her own initiative and without any direct or indirect solicitation by the Seller or any of its affiliates or the Purchaser or any of its affiliates, as the case may be, or (ii) who applies for employment as a result of the general solicitation for open positions by the Seller or any of its affiliates or the Purchaser or any of its affiliates, as the case may be; provided, further, that nothing in this
Section 5.07 shall prohibit the Seller or Purchaser from soliciting or employing any person that is no longer employed by the Company, Purchaser or the Seller, as the case may be.

         SECTION 5.08. INTELLECTUAL PROPERTY. As of the Closing Date, any and all trademarks, servicemarks, logos, tradenames, corporate names and copyright registrations of the Seller and/or the Company, including the name "Prudential" and "Prudential Service Bureau, Inc." or any derivative thereof containing the word "Prudential" (collectively, the "INTELLECTUAL PROPERTY"), shall cease to be used by the Company, and any and all rights thereto shall remain with the Seller after the Closing and shall not be used by the Purchaser or any of its affiliates; provided, however, that any advertising that has been contracted for as of the date of this Agreement to appear on a date or dates after the Closing Date shall not be deemed to be a violation of the foregoing. The Purchaser shall change the name of the Company concurrently with the Closing, and shall amend the Certificate of Incorporation of the Company to reflect such name change, to delete any reference to "Prudential."

         SECTION 5.09. TRANSITIONAL SYSTEMS SUPPORT SERVICES. The Seller shall make available to the Purchaser certain services pursuant to the Transitional Systems Support Services Agreement attached hereto as Exhibit 5.09 to be executed by the parties at Closing.

         SECTION 5.10. FURTHER ACTION. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby. The parties agree that, in connection with obtaining the consent referred to in item 2.c. of Section 3.04(c) of the Disclosure Schedule, to the extent that any payments are required to be made to obtain such consent (i) the Seller shall pay the first $50,000 of any payment that is an upfront fee or a marginal increase in the rent under the lease referred to in such Section of the Disclosure Schedule for its remaining term and (ii) the Seller and the Purchaser shall split 50-50 any payments that are required to be paid in excess of such $50,000.

         SECTION 5.11. COVENANT NOT TO COMPETE. For a period of two years from and after the Closing Date, the Seller shall not engage directly or indirectly in the Business in North America as it relates to flexible spending account administration and COBRA administration; provided, however, that the foregoing shall not prevent the Seller or any of its affiliates from (i) investing in businesses that compete with the Business to the extent that any such investment constitutes ownership of less than 15 % of the outstanding stock of a publicly traded company, (ii) acquiring and continuing the operations of any entity or business less than 25% of the revenues of which are derived from business substantially similar to any of the Business of the Company, (iii) entering into or maintaining any accommodations with respect to flexible spending account administration and COBRA administration to current or future clients of the Seller or its affiliates to the extent that such accommodations are not a substantial or primary part of the services provided to such clients and (iv) engaging in customary investment activities conducted by the Seller and its affiliates. The parties acknowledge that the Seller engages in retirement plan administration, life insurance record keeping, and long-term care insurance record keeping, and notwithstanding the foregoing, the Seller shall be entitled to continue to provide these services to current and future clients.

         SECTION 5.12. LEGALCARE. The parties hereto acknowledge that the Company and the Seller currently provide certain services to Montgomery Ward Life Insurance Company and Forum Insurance Company (the "LegalCare Purchasers") in connection with their purchase of the LegalCare business from certain affiliates of the Seller. The parties hereto agree that (i) after the Closing, each of the Seller and the Company shall continue to provide the services that it respectively provided to the LegalCare Purchasers prior to Closing and (ii) they shall notify the LegalCare Purchasers that the LegalCare Purchasers will be billed by the Company and the Seller separately and directly for the services rendered by them after the Closing. If the Company or the Seller, as the case may be, receives payments from the LegalCare Purchasers that are due to the other party, the recipient of such payment shall remit the payment to the other party.

         SECTION 5.13. PRUDENTIAL HEALTH CARE PHARMACY SERVICES. The Purchaser and the Seller agree that the arrangements in effect as of the date of this Agreement between the Company and Prudential HealthCare Pharmacy Services shall continue on the same terms and conditions until April 1, 1999.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

         SECTION 6.01. CONTINUATION OF BENEFITS. The Purchaser shall (or shall cause any other appropriate subsidiary or affiliate of the Purchaser to) provide the Company's employees with benefits that are not less favorable to such employees than the benefits provided to employees of the Purchaser having similar rank. To the extent that service is relevant for vesting, eligibility or benefit calculations or allowances (including entitlement to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the previous sentence, such plan or arrangement shall credit employees of the Company for service on or prior to the Closing Date with the Company or any affiliate of the Company (as the case may be). Nothing in this
Section 6.01 shall be construed in any way to increase or extend the obligations of the Purchaser or the Company under the terms of any employee benefit plan or to restrict existing rights of the Company to terminate or modify any such plan.

         SECTION 6.02. SEVERANCE AGREEMENTS. In addition to the obligations set forth in Section 6.01, the Purchaser shall cause the Company to comply with its obligations pursuant to the Company's severance agreements with the individuals listed in Section 6.02 of the Disclosure Schedule, unless such employee is terminated within 90 days of the Closing Date. In such case, the Seller and the Purchaser shall share equally such severance obligations under such agreements; provided, however, that the Seller shall not be obligated to pay in excess of $500,000 in the aggregate in respect of such obligations; and provided further that the Purchaser shall not be obligated to pay any severance obligations of the Company to Wayne Mickiewicz or the relocation obligations of the Seller in respect of the employees of the Company listed in Section 6.02 of the Disclosure Schedule.

         SECTION 6.03. SUCCESSION. In the event the Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Article VI.

         SECTION 6.04. SURVIVAL. This Article VI shall survive the Closing as provided in Section 9.01.

                                   ARTICLE VII

                                   TAX MATTERS

         SECTION 7.01. INDEMNITY. (a) From and after the Closing Date, the Seller shall indemnify the Purchaser and the Company against all Taxes (i) imposed on the Company with respect to any taxable period or portion thereof that ends on or before the Closing Date or (ii) imposed on the Seller or any member of an affiliated group with which the Seller files a consolidated or combined income tax return (other than the Company) with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date; provided, however, that the Seller shall not be obligated to indemnify the Purchaser for any Tax resulting from, attributable to, or caused by (A) an actual or deemed election under Section 338 of the Internal Revenue Code with respect to the transactions contemplated by this Agreement (other than an election to apply Section 338(h)(10) of the Internal Revenue Code), (B) a reduction in any net operating loss, capital loss or tax credit carryover allocable to the Company (except as provided in Section 7.05), or (C) any transaction of the Company occurring after the Closing that is not in the ordinary course of business.

         (b) From and after the Closing Date, the Purchaser and the Company shall indemnify the Seller against all Taxes (i) imposed on the Company with respect to its income, business, property or operations for any taxable period or portion thereof that begins after the Closing Date, and (ii) resulting from, attributable to, or caused by any transactions of the Company occurring after the Closing that is not in ordinary course of business.

         (c) For purposes of Sections 7.01(a) and (b), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending on the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire period.

         SECTION 7.02. RETURNS AND PAYMENTS. (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Returns, with respect to the Company for any taxable period ending on or before the Closing Date, and the Purchaser shall do the same for any taxable period ending after the Closing Date. Returns filed by the Purchaser for any taxable period that includes the Closing Date shall be prepared in a manner consistent with past practices employed by the Seller with respect to the Company or by the Company. With respect to any Return required to be filed with respect to the Company after the Closing Date and as to which an amount of Tax is allocable to the Seller under Section 7.01(c), the Purchaser shall provide the Seller and its authorized representatives with a copy of such completed Return and a statement (including all necessary supporting schedules and information required to support such statement) that certifies and sets forth the calculation of the amount of tax shown on such Return that is allocable to the Seller pursuant to Section 7.01(c) at least 30 days prior to the due date (including any extension thereof) for the filing of such Return, and the Seller and its authorized representatives shall have the right to review and approve (which approval shall not be unreasonably withheld) such Return and statement (including any supporting Schedules or other documents relevant thereto) prior to the filing of such Return. The Seller and the 'Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review and approval of such Return and statement by the Seller or its authorized representatives. If the Seller and Purchaser cannot resolve any such issues, such issues shall be resolved by an independent accounting firm selected by the Purchaser's and Seller's accounting firms and such resolution shall be final and binding on the Purchaser and the Seller.

         (b) The Seller and the Purchaser shall each pay or cause to be paid when due and payable all Taxes that have not been paid as of the Closing Date that are allocable to them pursuant to the provisions of Section 7.01.

         (c) Payment of any amounts due under this Article VII shall be made (i) with respect to agreed amounts, at least three calendar days before the payment of any such Tax is due, provided that no such payment shall be due prior to 15 Business Days following receipt of written notice that payment of such Tax is due, or (ii) within 15 Business Days following either an agreement between the Seller and the Purchaser that an amount is payable by the Seller or the Purchaser to the other or within 15 Business Days of a "determination" as defined in section 1313(a) of the Internal Revenue Code.

         SECTION 7.03. REFUNDS. Any refunds received by the Purchaser or the Company or any successor to any of the foregoing (including any equivalent benefit to any such entity through a reduction in Tax liability for a post-Closing Date period) of Taxes in respect of the Company relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund (or the amount of any equivalent benefit) within five Business Days of the earlier of receipt or entitlement thereto. The Purchaser shall, if the Seller so requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which the Seller is entitled under this Section 7.03. The Purchaser shall permit the Seller to prepare any documentation relating to such claims and to control any procedure or action necessary to obtain such refund and shall cause the relevant entity to authorize by appropriate power-of-attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim and the Seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith.

         SECTION 7.04. CONTESTS. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding and shall also separately notify the Seller in writing of any demand or claim on the Purchaser or the Company which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification by the Seller under this Article VII. Such notice shall contain factual information (to the extent known to the Purchaser or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.04, then (i) if the Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in the appropriate administrative or judicial forums, then the Seller shall not have any obligation to indemnify the Purchaser for any loss or damage arising out of such asserted Tax liability, and (ii) if the Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to the Seller, then any amount which the Seller is otherwise required to pay the Purchaser pursuant to this Article VII with respect to such liability shall be reduced by the amount of such detriment.

         (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under this Article VII (any such audit or proceeding relating to an asserted Tax liability are referred to herein collectively as a "CONTEST"). If the Seller elects to direct the Contest of an asserted Tax liability, it shall within 30 calendar days of receipt of the notice of an asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate in good faith and shall cause the Company or its successor to cooperate in good faith, at the Seller's expense, in each phase of such Contest. If the Seller contests its obligation to indemnify the Purchaser under Section 7.01 and the Purchaser elects to proceed with the Contest, the Seller shall only be obligated to pay the Purchaser's expenses in connection with such Contest in the event it is determined that the Seller is obligated to pay such asserted liability under
Section 7.01. If the Seller elects not to direct the Contest or fails to notify the Purchaser of its election as herein provided, the Purchaser or the Company may pay, compromise or contest such asserted liability, at the Seller's expense; provided, however, that if the Seller has acknowledged its obligations under
Section 7.01 with respect to such asserted liability, the Purchaser may not contest such asserted liability. However, in such case, neither the Purchaser nor the Company (including any designated representative of either) may settle or compromise any asserted liability over the objection of the Seller; provided, however, that the Seller's consent to settlement or compromise shall not be unreasonably withheld (provided that in the event the Seller withholds consent, the Seller shall then be obligated to direct such Contest). In any event, each of the Purchaser (or the Company) and the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause the Company or its successor promptly to empower (by power-of-attorney and such other documentation as may be appropriate) such representatives of the Seller as it may designate to represent the Purchaser or the Company or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under this Article VII.

         SECTION 7.05. CERTAIN AUDIT ADJUSTMENTS. If an audit adjustment or other adjustment resulting from any judicial or administrative proceeding, claim for refund or amended return ("ADJUSTMENT") after the date hereof, both (i) increases any Tax which is allocated to the Seller under Section 7.01 (or reduces a loss, credit or other Tax benefit otherwise available to the Seller) for a period ending on or before the Closing Date and (ii) decreases a Tax liability (or increases a loss, credit or other Tax benefit) of the Purchaser or the Company for a period ending after the Closing Date, then, when and to the extent that the Purchaser (or the Company) derives a benefit from such Adjustment (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), the Purchaser shall promptly pay to the Seller an amount equal to the amount of such refund, reduction or credit (unless the Seller has previously been compensated for such benefit under Section 7.03). Similarly, if an Adjustment both (i) decreases a Tax liability (or increases a loss, credit or other Tax benefit) which is allocated to the Seller under Section 7.01 for a period ending on or before the Closing Date and (ii) increases any Tax of the Purchaser or the Company (or reduces a loss, credit or other Tax benefit otherwise available to any such corporation) for a period ending after the Closing Date, then, when and to the extent that the Seller derives a benefit from such Adjustment (through a refund or reduction of Taxes paid or credit against Taxes due), the Seller shall promptly pay to the Purchaser an amount equal to the amount of such refund, reduction or credit.

         SECTION 7.06. COOPERATION AND EXCHANGE OF INFORMATION. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall the Seller or the Purchaser be required to disclose to the other any information relating to the operations of either, as the case may be, other than information relating to the Company. The Seller and the Purchaser shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller and the Purchaser will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) six years following the due date (without extension) for such returns. After such time, before the Purchaser shall dispose of any of such books and records, at least 90 calendar days prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 7.07. CONVEYANCE TAXES. The parties shall share equally any sales, use, transfer, stamp, stock transfer, withholding, real property transfer or gain value added, transfer, registration, or recording Taxes or fees, or any similar Taxes or fees incurred as a result of the transactions contemplated hereby.

         SECTION 7.08. MISCELLANEOUS. (a) The Seller and the Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VII, and any other payments made under the Agreement as adjustments to the Purchase Price.

         (b) For purposes of this Article VII, the "Purchaser" and the "Seller", respectively, shall include each member of the affiliated group of persons of which it is or becomes a member.

         (c) The Seller shall cause any tax-sharing agreements or arrangements with the Company to be terminated as of the Closing Date, with no amounts payable thereunder after the Closing other than those amounts payable thereunder in respect of current tax payable accounts.

         SECTION 7.09. SECTION 338(H)(10) ELECTION. (a) The Seller agrees that, if the Purchaser notifies the Seller in writing of the Purchaser's intention to make an election under Section 338(h)(10) of the Internal Revenue Code within 90 days of the Closing Date, the Seller shall (i) make, cooperate in making, or cause to be made a joint election under Internal Revenue Code ss. 338(h)(10) and the regulations thereunder (and any corresponding election under any state, local or foreign tax law) with respect to the purchase of the stock of the Company pursuant to this Agreement; (ii) take all actions that are necessary to ensure that such elections are valid; and (iii) refrain from taking any actions that could result in such elections being invalid.

         (b)      In the event that the election or elections described in
Section 7.09(a) are made, the Purchaser and the Seller agree that the Purchase Price and the applicable liabilities of the Company (plus related items) will be allocated to the assets of the Company for all applicable Tax purposes in a manner consistent with the fair market values set forth in the allocation schedule attached hereto as Exhibit 7.09. The Seller, the Purchaser and the Company agree that they will file all applicable Returns in a manner consistent with such values, unless making such a filing would not be in accordance with applicable law.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         SECTION 8.01. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing in all material respect, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

         (b) SELLER'S APPROVAL BY BOARD OF DIRECTORS. The Board of Directors of the Seller shall have authorized and approved all of the transactions set forth in this Agreement;

         (c) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

         (d) NO ORDER. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order or injunction vacated.

         (e) The Purchaser shall have executed and delivered the Transitional Systems Support Services Agreement.

         (f) The Company and the Seller shall have executed and delivered the Assignment attached hereto as Exhibit 8.01(f) providing for the assignment to the Seller as joint owners of all rights to certain software owned by the Company.

         SECTION 8.02. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

         (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

         (c) NO ORDER. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order or injunction vacated.

         (d) The Seller shall have executed and delivered the Transitional Systems Support Services Agreement.

         (e)      The parties shall have received the consent referred to in item 2.c. of Section 3.04(c) of the Disclosure Schedule.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         SECTION 9.01. SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Purchaser, for a period of 18 months after the Closing Date; provided, however, that the representations and warranties set forth in
Section 3.15 and the agreements set forth in Sections 5.03(b), 5.04, 5.05, 5.06, 5.07, 5.08 and 5.09 and Articles VI, VII, IX and XI shall remain in full force and effect until the applicable period set forth in such section has expired or, if no period is set forth, until the period under the statute of limitations expires.

         SECTION 9.02. INDEMNIFICATION BY THE PURCHASER. (a) The Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify the Seller against and hold the Seller harmless from all liabilities of and damages to the Seller arising out of (i) the material breach of any representation, warranty, covenant or agreement of the Purchaser herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII), (ii) the conduct of the Business by the Purchaser following the Closing and (iii) any and all claims against the Seller brought by any current or former employee of the Purchaser that relate to such employee's terms and conditions of employment arising under any federal, state or local law, ordinance or regulation or under common law. Anything in Section
9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

         (b) No claim may be made against the Purchaser for indemnification pursuant to Section 9.02(a) with respect to any item of liability or damage, unless the aggregate of all such liabilities and damages of the Seller with respect to Section 9.02(a) shall exceed an amount equal to $300,000, and the Purchaser shall only be required to pay or be liable for the amount of any such liabilities and damages in excess of $300,000. The Seller shall not be indemnified pursuant to Section 9.02(a) with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of the Seller for which the Seller has received indemnification pursuant to Section 9.02(a) shall have exceeded an amount equal to 10% of the Purchase Price. For the purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Seller or any affiliate thereof and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller or any affiliate from any third party with respect thereto.

         (c) Payments by the Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax benefit to the Seller or any affiliate thereof and any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller from any third party with respect thereto. A Tax benefit will be considered to be recognized by the Seller for purposes of this
Section 9.02 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Seller is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

         (d) The Seller agrees to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Purchaser elects to assume the defense of any such claim or proceeding, the Seller may participate in such defense, but in such case the expenses of the Seller shall be paid by the Seller. The Seller shall provide the Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Seller for all its reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such claim or proceeding, the Seller shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing to such payment or unless the Purchaser, subject to the last sentence of this Section 9.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Seller for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, the Purchaser fails to prosecute or withdraws from such defense, the Seller shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Seller assumes the defense of any such claim or proceeding pursuant to this
Section 9.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo appeal with respect thereto, then the Seller shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

         (e) Anything in this Article IX to the contrary notwithstanding, the Purchaser shall have no obligation under this Article IX to indemnify the Seller with respect to any matter that was the subject of a dispute with respect to the Closing Balance Sheet pursuant to the terms of Section 2.02(b) but did not result in an adjustment to the Purchase Price pursuant to Section 2.02(b). Any such matter shall be disregarded for all purposes of this Section 9.02.

         (f) Except as set forth in this Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein.

         (g) The Seller hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, the Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Purchaser arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law or otherwise).

         (h) The Purchaser shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by the Seller or any of its affiliates after the Closing Date, and in no event shall the Purchaser be liability for consequential damages. The Seller shall take all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.

         SECTION 9.03. INDEMNIFICATION BY THE SELLER. (a) The Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify the Purchaser against and hold it harmless from all liabilities of and damages to the Purchaser arising out of:

                  (i) the material breach of any representation, warranty, covenant or agreement of the Seller herein (other than Section 3.15 and Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Section 3.15 and Article VII); and

                  (ii) (A) the retention by the Company prior to the Closing of COBRA payments received from participants and held in interest bearing accounts until they are remitted to the employer or carrier, (B) failure by the Company prior to the Closing to comply with any applicable laws of escheatment and (C) the failure by the Company prior to the Closing to register or obtain licenses in accordance with the third party administrator statute in any state where such is required of the Company in the conduct of the Business, but solely to the extent the liabilities or damages resulting from the failure to be so registered or so licensed arise from the operation of the Business prior to the Closing (collectively, the "RETAINED LIABILITIES"). The eighteen-month time limitation set forth in Section 9.01 shall not apply to the Retained Liabilities;

Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Seller for breach of any representation, warranty, covenant or agreement contained herein or pursuant to
Section 9.03(a)(ii), unless written notice of such claim or action is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation,-warranty, covenant or agreement or the event set forth in
Section 9.03(a)(ii) on which such claim
or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

         (b) No claim may be made against the Seller for indemnification pursuant to Section 9.03(a)(i) with respect to any item of liability or damage, unless the aggregate of all such liabilities and damages of the Purchaser with respect to Section 9.03(a)(i) shall exceed an amount equal to $300,000, and the Seller shall only be required to pay or be liable for the amount of any such liabilities and damages in excess of $300,000. The Purchaser shall not be indemnified pursuant to Section 9.03(a)(i) with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of the Purchaser for which the Purchaser has received indemnification pursuant to
Section 9.03(a)(i) shall have exceeded an amount equal to 10% of the Purchase Price. For the purposes of this Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Purchaser or any affiliate thereof,
(ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliate from any third party with respect thereto, (iii) net of any reserves provided for the item in question in the Closing Balance Sheet and (iv) net of any adjustments to the Purchase Price paid pursuant to Section 2.02 with respect to the subject matter in dispute. This Section 9.03(b) shall not apply to any Retained Liabilities or to any of the Seller's obligations with respect to Wayne Mickiewicz, as provided in Section 6.02 of this Agreement.

         (c) Payments by the Seller pursuant to Section 9.03(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the Purchaser or any affiliate thereof, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliate from any third party with respect thereto, (iii) any reserves provided for the item in question on the Closing Balance Sheet and (iv) any adjustments to the Purchase Price paid pursuant to
Section 2.02 with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by the Purchaser or any affiliate for purposes of this Section 9.03 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Purchaser and any affiliate is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

         (d) The Purchaser agrees to give the Seller prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which the Purchaser has knowledge concerning any liability or damage as to which the Purchaser may request indemnification hereunder or any liability or damage as to which the amounts referred to in Section 9.03(b) may be applied. The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Seller elects to assume the defense of any such claim or proceeding, the Purchaser may participate in such defense, but in such case the expenses of the Purchaser shall be paid by the Purchaser. The Purchaser shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such claim or proceeding, the Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this Section 9.03(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Purchaser for such liability. If the Seller shall fail to defend, or if after commencing or undertaking any such defense, fail to prosecute or withdraws from such defense, the Purchaser shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 9.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then such party shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

         (e) Anything in this Article IX to the contrary notwithstanding, the Seller shall have no obligation under this Article IX to indemnify the Purchaser with respect to any matter that was the subject of a dispute with respect to the Closing Balance Sheet pursuant to the terms of Section 2.02(b) but did not result in an adjustment to the Purchase Price pursuant to Section 2.02(b). Any such matter shall be disregarded for all purposes of this Section 9.03.

         (f) The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it (or, after the Closing, the Company) may have against the Seller arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law or otherwise).

         (g) Except as set forth in this Agreement, the Seller is not making any representation warranty, covenant or agreement with respect to the matters contained herein.

         (h) The Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by the Purchaser or any of its affiliates, including the Company, after the Closing Date and in no event shall the Seller be liable for consequential damages. The Purchaser shall take and shall cause the Company to take all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.

                                    ARTICLE X

                             TERMINATION AND WAIVER

         SECTION 10.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a)      by the mutual written consent of the Seller and the Purchaser;
or

         (b) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to the date two months after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of or shall have resulted in the failure of the Closing to occur prior to such date.

                  Time shall be of the essence in this Agreement.

         SECTION 10.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Section 5.05 and Section 11.01 and (b) except that nothing herein shall relieve either party from liability for any willful breach hereof.

         SECTION 10.03. WAIVER. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.01. EXPENSES. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses whether or not the Closing shall have occurred.

         SECTION 11.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to the Seller:

                  The Prudential Insurance Company of America
                  751 Broad Street
                  Newark, NEW JERSEY 07102-5311
                  Attention: Douglas A. Gregory
                  Telecopy: (973)802-2005

                  with a copy to:

                  King & Spalding
                  1185 Avenue of the Americas
                  New York, NY 10036
                  Attention: Stephen M. Wiseman
                  Telecopy: (212) 556-2222

         (b)      if to the Purchaser:

                  Sykes HealthPlan Services, Inc.
                  c/o HealthPlan Services Corporation
                  4501 Frontage Road
                  Tampa, Florida 33607
                  Attention: Jack Murray III and David E. Garner
                  Telecopy: (813) 289-9359

                  with a copy to:

                  Holland & Knight LLP
                  400 North Ashley Drive
                  Suite 2300
                  Tampa, Florida 33602
                  Attention: Robert J. Grammig
                  Telecopy: (813) 229-0134

         SECTION 11.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

         SECTION 11.04. INTERPRETATION. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise indicated herein or the context otherwise requires, the singular shall include the plural. The word "or" shall not be deemed exclusive.

         SECTION 11.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 11.06. DISCLOSURE SCHEDULE. Disclosure of information in any portion of the Disclosure Schedule shall be deemed disclosure in any other portion of the Disclosure Schedule if an appropriate cross reference is contained in such Disclosure Schedule.

         SECTION 11.07. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

         SECTION 11.08. ASSIGNMENT. This Agreement shall not be assigned by either party hereto without the consent of the other party.

         SECTION 11.09. NO THIRD-PARTY BENEFICIARIES. Except as provided in
Article VI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

         SECTION 11.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         SECTION 11.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      THE PRUDENTIAL INSURANCE COMPANY
                                           OF AMERICA



                                      By
                                         ------------------------------------
                                         Name:
                                         Title:



                                      SYKES HEALTHPLAN SERVICES, INC.



                                      By /s/ David E. Garner
                                         ------------------------------------
                                         Name:   David E. Garner
                                         Title:  President

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     THE PRUDENTIAL INSURANCE COMPANY
                                          OF AMERICA



                                     By/s/ Jean D. Hamilton
                                       ---------------------------------------
                                       Name:  Jean D. Hamilton
                                       Title: Senior Vice President
                                              Prudential Insurance Company
                                              of America



                                     SYKES HEALTHPLAN SERVICES, INC.



                                     By
                                       ---------------------------------------
                                         Name:
                                         Title: